Exhibit 23.10

CONSENT OF INDEPENDENT AUDITOR

The Board of Directors
Apple REIT Ten, Inc.
Richmond, Virginia

We consent to the following with respect to a Post-Effective Amendment No. 4 on the Form S-11 filed with the Securities and Exchange Commission by Apple REIT Ten, Inc.:

(1)

the use of our report dated October 31, 2011 with respect to the combined balance sheet of KRG/White LS Hotel, LLC and Kite Realty/White LS Hotel Operators, LLC as of December 31, 2010, and the related combined statements of operations and members’ equity and cash flows for the year then ended.

(2)	the references to our firm as “experts” in such Post-Effective Amendment.

/s/ Crowe Horwath LLP

Oak Brook, Illinois
February 14, 2012